EXHIBIT 99.2

THE SERVICER OFFICER’S CERTIFICATE OF COMPLIANCE

MEMBERS EQUITY BANK PTY LIMITED (MORTGAGE MANAGER)
OFFICER'S CERTIFICATE OF COMPLIANCE

The undersigned, a duly authorized representative of Members Equity Bank Pty Limited, as Mortgage Manager (the "Servicer"), pursuant to the agreement entitled "Mortgage Origination and Management Agreement" dated 4 July 1994 (as novated and amended) between Perpetual Limited, ME Portfolio Management Limited and Members Equity Bank Pty Limited, (the "Agreement"), does hereby certify that:

1.	As of the date of this Officer’s Certificate, Members Equity Bank Pty Limited is the Servicer of SMHL Global Fund No. 8 (the "Trust").
2.	This Officer's Certificate is delivered pursuant to the Agreement.
3.
A review of the activities of the Servicer during the calendar year ended June 30, 2006 and of its performance under the pooling and servicing agreement or similar agreement was made under my supervision.

4.
Based on such review, to my knowledge, the Servicer has fulfilled its obligations under the pooling and servicing agreement or similar agreement relating to the Trust (including the Agreement) throughout such calendar year and, except as set forth in paragraph 5 below.

5.	The following is a description of any exceptions to paragraph 4 above:
- No significant deficiencies were detected.

Capitalized terms used but not defined in this Officer's Certificate have their respective meanings set forth in the Agreement, unless the context requires otherwise or unless otherwise defined in the Officer's Certificate.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of Members Equity Bank Pty Limited, has duly executed this Officer's Certificate this 25th day of September, 2006.

MEMBERS EQUITY BANK PTY LIMITED,
as Servicer

/s/ N.VAMVAKAS
Name: N.VAMVAKAS
Title: General Manager Financial Markets - Members Equity Bank Pty Limited